Exhibit 99.1

CONTACT:
PetSmart Investor Relations

(623) 587-2025

PetSmart Announces Select Preliminary Fourth Quarter Results

PHOENIX, Arizona – February 9, 2015 – PetSmart, Inc. (NASDAQ: PETM) today announced select preliminary results for the fourth quarter of 2014. Comparable store sales for the period increased 2.6%, with average ticket increasing 2.0%, and comparable transactions increasing 0.6%.

In addition, based on preliminary results, PetSmart expects to meet or exceed previously issued guidance for the quarter of between $1.34 and $1.38 per share on a non-GAAP adjusted diluted earnings per share basis.

As announced on December 14, 2014, the company entered into a definitive agreement to be acquired by a consortium led by BC Partners, Inc. at a price of $83.00 per share in cash. The special meeting of shareholders to consider and vote on the transaction will be held on March 6, 2015.

The company announced it will release its results for the fourth quarter and fiscal year 2014 before market open on Wednesday, March 4, 2015.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. At PetSmart, we believe pets make us better people. That’s why we create more moments for people to be inspired by pets. This mission impacts everything we do for our customers, the way we support our associates, and how we give back to our communities. We employ approximately 54,000 associates, operate approximately 1,404 pet stores in the United States, Canada and Puerto Rico and approximately 202 in-store PetSmart® PetsHotel® dog and cat boarding facilities. PetSmart provides a broad range of competitively priced pet food and pet products and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp day care services and pet adoption services in-store. Through petsmart.com and pet360.com, we offer the most comprehensive online pet supplies and pet care information in the U.S. through our in-store pet adoption partnership with independent nonprofit organizations, PetSmart Charities® and PetSmart Charities® of Canada, PetSmart helps to save the lives of more than 400,000 homeless pets each year. In addition, PetSmart supports organizations that make communities a better place to call home through our philanthropy program, PetSmart Gives Back™. By giving back to the communities where we live and work, PetSmart not only celebrates the power of pets to enrich people's lives—we live it.

Forward-looking Statements

This communication contains forward-looking statements regarding, among other things, statements related to our expectations for future performance (including our 2014 and 2015 guidance), and expectations regarding our profit improvement program, goals, plans, objectives and future events. PetSmart, Inc. (“PetSmart”) intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, for-ward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain PetSmart stockholder approval or the failure to satisfy any of the other closing conditions, (3) the risks related to the debt financing arrangements entered into in connection with the merger agreement, (4) the risks related to disruption of management’s attention from PetSmart’s ongoing business operations due to the transaction, (5) the effect of the announcement of the transaction on the ability of PetSmart to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) changes in general economic conditions, (7) the effectiveness of PetSmart’s profit improvement program in reducing costs and increasing profitability, (8) conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events, (9) PetSmart’s ability to compete effectively and maintain PetSmart’s supply chain, (10) PetSmart’s ability to effectively manage its growth and operations, (11) changes in PetSmart’s structure, and (12) changes in the legal or regulatory environment. Additional risks are described under Item 1A, “Risk Factors,” in PetSmart periodic filings with the Securities and Exchange Commission (“SEC”), including PetSmart’s annual report on Form 10-K for the year ended February 2, 2014 filed on March 27, 2014 and in PetSmart’s subsequently filed Form 10-Qs. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. PetSmart does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transaction, PetSmart has filed with the SEC a definitive proxy statement and other documents relating to the proposed merger, including a form of proxy card, on February 2, 2015. The definitive proxy statement and form of proxy card have been mailed to the PetSmart’s stockholders. BEFORE MAKING ANY VOTING DECISION, PETSMART’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. A free copy of documents filed by PetSmart may be obtained at the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com. In addition, investors and security holders may obtain a free copy of PetSmart’s definitive proxy statement and other documents filed by PetSmart by directing a re-quest to PetSmart Investor Relations, 19601 N. 27th Avenue, Phoenix, AZ 85027, (623) 587-2025.

PetSmart and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from PetSmart stockholders with respect to the pro-posed acquisition of PetSmart. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PetSmart’s Annual Report on Form 10-K for the fiscal year ended February 2, 2014, and its definitive proxy statement for the 2014 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed acquisition of PetSmart is included in the definitive proxy statement and other relevant documents filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with ac-counting principles generally accepted in the United States of America, or “GAAP,” including non-GAAP adjusted earnings before tax, non-GAAP adjusted net income, and non-GAAP adjusted diluted earnings per share. These non-GAAP financial measures exclude costs associated with the profit improvement program and certain transaction-related costs related to the sale of the Company.

These non-GAAP performance measures are used by management to conduct and evaluate the business during regular reviews of operating results for the periods affected. We believe these non-GAAP measures, which exclude one-time costs that are associated with the Company’s profit improvement program, are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical results. We also believe excluding the items affecting comparability assists investors in developing expectations of future performance. By providing the non-GAAP measures, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. The non-GAAP financial measures are limited in their usefulness and should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

Source: PetSmart, Inc.

PetSmart, Inc.

Investor Relations, 623-587-2025